As filed with the Securities and Exchange Commission on February 19, 2010
Securities Act File No. 333-160166
Investment Company Act File No.  811-10331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM N-14
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

☐	Pre-Effective Amendment No.

☒	Post-Effective Amendment No.	1

(Check appropriate box or boxes)

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

(Exact name of registrant as specified in charter)

100 Bellevue Parkway
Wilmington, Delaware  19809
(Address of Principal Executive Offices)
Telephone Number:  (800) 882-0052
(Area Code and Telephone Number)

Anne F. Ackerley
President and Chief Executive Officer
BlackRock California Municipal Income Trust
55 East 52nd Street
New York, New York 10055
(Name and Address of Agent for Service)
_____________

Copies to:
Michael K. Hoffman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036-6522	Howard B. Surloff, Esq. BlackRock Advisors, LLC 55 East 52nd Street New York, NY 10055

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on September 23, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-160166 and 811-10331), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant.

PART C:  OTHER INFORMATION

ITEM 15.  Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of BlackRock California Municipal Income Trust (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-160166), as filed with the Securities and Exchange Commission on September 9, 2009, which information is incorporated herein by reference.

ITEM 16.  Exhibits

1)	Agreement and Declaration of Trust of the Registrant and amendments thereto (a)

2)	By-laws of the Registrant (b)

3)	Not applicable

4)	Form of Agreement and Plan of Reorganization (g)

5)	(a)	Portions of the Agreement and Declaration of Trust, By-laws and Statement of Preference of the Registrant defining the rights of holders of common shares of the Registrant (i)

	(b)	Form of Amended and Restated Statement of Preferences (h)

	(c)	Form of specimen certificate for common shares of the Registrant (c)

	(d)	Form of specimen certificate for preferred shares of the Registrant (d)

6)	(a)	Investment Management Agreement between the Registrant and BlackRock Advisors, LLC (i)

	(b)	Waiver Reliance Letter between the Registrant and BlackRock Advisors, LLC (e)

	(c)	Sub-Investment Advisory Agreement between the Registrant and BlackRock Financial Management, Inc. (i)

	(d)	Form of Investment Advisory Waiver Letter between the Registrant and BlackRock Advisors, LLC (j)

7)	Not Applicable

8)	Second Amended and Restated Deferred Compensation Plan (i)

9)	Custodian Agreement between the Registrant and State Street Bank and Trust Company (i)

10)	Not Applicable

11)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Registrant (j)

12)	(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Municipal Income Trust II (k)

	(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Insured Municipal Income Trust (k)

	(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Municipal Bond Trust (k)

13)	(a)	Transfer Agency and Service Agreement among the Registrant and Computershare Trust Company, N.A. and Computershare Shareholder Services, Inc. (i)

	(b)	Administrative Services Agreement between the Registrant and State Street Bank and Trust Company (i)

	(c)	Form of Auction Agent Agreement (d)

	(d)	Form of Broker-Dealer Agreement (d)

	(e)	Form of DTC Agreement (f)

14)	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant (j)

15)	Not Applicable

16)	Power of Attorney (i)

17)	Form of Proxy cards for the Funds (i)

(a) Incorporated by reference as an Exhibit to our Form N-2 as filed with the Securities and Exchange Commission on July 25, 2001.

(b) Incorporated by reference as an Exhibit to our Form 8-K as filed with the Securities and Exchange Commission on October 7, 2008.

(c) Incorporated by reference as an Exhibit to our Form N-2 as filed with the Securities and Exchange Commission on June 4, 2001.

(d) Incorporated by reference as an Exhibit to our Form N-2 as filed with the Securities and Exchange Commission on October 3, 2001.

(e) Incorporated by reference as an Exhibit to our Form N-2 as filed with the Securities and Exchange Commission on August 21, 2001.

(f) Incorporated by reference as an Exhibit to our Form N-2 as filed with the Securities and Exchange Commission on September 27, 2001.

(g) Incorporated by reference to Appendix A of the Statement of Additional Information.

(h) Incorporated by reference to Appendix F of the Statement of Additional Information.

(i) Incorporated by reference as an Exhibit to our Form N-14 as filed with the Securities and Exchange Commission on June 23, 2009.

(j) Incorporated by reference as an Exhibit to our Form N-14 as filed with the Securities and Exchange Commission on September 9, 2009.

(k) Filed herewith.

ITEM 17.  Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on February 19, 2010.

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

By:	/s/ Anne F. Ackerley
	Name:	Anne F. Ackerley
	Title:	President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anne F. Ackerley	President and Chief Executive Officer	February 19, 2010
Anne F. Ackerley

/s/ Neal J. Andrews	Chief Financial Officer	February 19, 2010
Neal J. Andrews

*	Trustee	February 19, 2010
G. Nicholas Beckwith, III

*	Trustee	February 19, 2010
Richard E. Cavanagh

*	Trustee	February 19, 2010
Frank J. Fabozzi

*	Trustee	February 19, 2010
Kathleen F. Feldstein

*	Trustee	February 19, 2010
James T. Flynn

Signature	Title	Date

*	Trustee	February 19, 2010
Jerrold B. Harris

*	Trustee	February 19, 2010
R. Glenn Hubbard

*	Trustee	February 19, 2010
W. Carl Kester

*	Trustee	February 19, 2010
Karen P. Robards

*	Trustee	February 19, 2010
Richard S. Davis

*	Trustee	February 19, 2010
Henry Gabbay

*By: /s/ Anne F. Ackerley	Attorney-in-Fact	February 19, 2010
Anne F. Ackerley

SCHEDULE OF EXHIBITS TO FORM N-14
BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

Exhibit
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12)(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Municipal Income Trust II

12)(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Insured Municipal Income Trust

12)(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock California Municipal Bond Trust